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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K



                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                     THE SECURITIES AND EXCHANGE ACT OF 1934



                       Date of Report: September 26, 1996



                           JACOR COMMUNICATIONS, INC.



                                    DELAWARE
                 (State or Other Jurisdiction of Incorporation)


      0-12404                                            31-0978313
(Commission File No.)                         (IRS Employer Identification No.)



                                 1300 PNC Center
                              201 East Fifth Street
                             Cincinnati, Ohio 45202

                                 (513) 621-1300




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Item 5.  Other Events

         On September 26, 1996, Citicasters Co. ("Citicasters"), an indirect subsidiary of Jacor Communications, Inc. (the "Company") entered into an agreement with Pacific and Southern Company, Inc. ("Pacific and Southern"), an indirect subsidiary of Gannett Co., Inc. ("Gannett"), whereby Citicasters agreed to exchange the assets of its Tampa, Florida television station for the assets of six of Pacific and Southern's radio stations (the "Exchange"). The completion of the Exchange is subject to various conditions including the receipt of consents from regulatory authorities, including the approval of the Federal Communications Commission, and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Exchange is also contingent upon the satisfactory completion of due diligence by each of Citicasters and Pacific and Southern, which due diligence period is expected to expire on or before November 25, 1996.

         Upon consummation of the Exchange, the Company will own KIIS-FM and KIIS-AM, Los Angeles; KSDO-AM and KKBH-FM, San Diego; and WUSA-FM and WDAE-AM, Tampa-St. Petersburg, and Pacific and Southern will own WTSP-TV, Tampa. The radio stations acquired by the Company in the San Diego and Tampa markets will increase the Company's existing portfolio of stations in those markets. The Los Angeles radio stations will provide the Company with its initial access to that market.

         The aggregate value of the assets included in the Exchange is approximately $190 million. No cash is payable in connection with the Exchange, other than for the payment of $150,000 by Pacific and Southern to Citicasters and for certain adjustments and prorations as specified in the asset exchange agreement and which are not expected to be material.

Item 7.  Financial Statements and Exhibits

(c)      Exhibits

2.1 Asset Exchange Agreement dated as of September 26, 1996 between Citicasters Co. and Pacific and Southern Company, Inc. (omitting schedules and exhibits not deemed material).

99.1     Press Release dated September 26, 1996.




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Signatures

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         JACOR COMMUNICATIONS, INC.



October 11, 1996                         By: /s/ Jon M. Berry
                                             ---------------------------------
                                             Jon M. Berry, Senior Vice President
                                             and Treasurer






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